EXHIBIT 3.1

CERTIFICATE OF CONVERSION
FROM A CORPORATION TO A LIMITED LIABILITY COMPANY
PURSUANT TO SECTION 266 OF THE DELAWARE GENERAL
CORPORATION LAW

1.                                 The name of the corporation is IBM Credit Corporation.

2.                                 The date on which the original certificate of Incorporation was filed with the Secretary of State is March 4, 1981.

3.                                 The name of the limited liability company into which the corporation is herein being converted is IBM Credit LLC.

4.                                 The conversion has been approved in accordance with the provisions of Section 266 and shall be effective January 1, 2003.

By:	/s/ John J. Shay, Jr.
John J. Shay, Jr., Secretary
IBM Credit Corporation

STATE OF DELAWARE SECRETARY OF STATE
DIVISION OF CORPORATIONS

FILED 12:30 PM 12/23/2002

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